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EXHIBIT 5.1


OPINION OF CALLISTER NEBEKER & MCCULLOUGH


                   [Letterhead of Callister Nebeker & McCullough]

                                 June 15, 2000


          Re:  Amendment no. 1 to the Registration Statement on Form S-3


Ladies and Gentlemen:



         In connection with the registration of 1,022,648 shares of common stock, no par value per share (the "Common Shares") of ALPNET, Inc. (the "Company") with the Securities and Exchange Commission on Amendment no. 1 to the Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares by the selling shareholders, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that the Common Shares being registered, when issued, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       CALLISTER NEBEKER & MCCULLOUGH
                                       A Professional Corporation


                                       /s/ Laurie S. Hart